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                                                                   Exhibit 10.25

[INSIGHT LOGO]



December 18, 2001


CONFIDENTIAL

Mr. Michael Gumbert

VIA HAND DELIVERY

Copy to follow via Certified Mail:
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(Address omitted)

Re:  Notice of Termination

Dear Michael:

This letter serves as formal notice of the termination of your employment with INSIGHT ENTERPRISES, INC. (including any and all positions with the company and any affiliated entities, including each of its subsidiaries, all of which are collectively referred to herein as the "Company") as well as any employment agreement between you and the Company, including but not limited to your Employment Agreement dated January 1, 2000, as amended May 17, 2001 (collectively, the "Employment Agreement"). Such termination shall be effective as of March 18, 2002.

Effective immediately, the Company is placing you on paid administrative leave, to be effective through the end of your employment. During this administrative leave period, you are not to access the Company's offices or facilities except by pre-appointment with me. Please promptly return to me all Company property in your possession.

Securities Matters

Please note that you may possess material non-public information (as defined by U.S. Securities and Exchange Commission regulations) with relation to Insight Enterprises, Inc.'s stock. In accordance with SEC regulations, you are prohibited from disclosing such information to any person outside of the Company and from trading the Company's stock while you possess such information until such time as the Company makes the information public or the information becomes immaterial.

Continuing Obligations

Under the terms of your Employment Agreement and the Company's personnel policies, you must maintain in confidence all privileged information you acquired during your employment with the Company (including attorney-client privilege, work product, and self-critical analysis privilege). You are also obligated to keep confidential any trade or business secrets or proprietary information you acquired.


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Michael Gumbert
December 18, 2001
Page 2
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during your employment, including financial data, information concerning the
Company's human resources or employment policies and/or practices, business or marketing plans and/or personal information concerning the principals of the Company.

Pursuant to your fiduciary obligations to the Company and Company personnel policies, except as may be required by law or public policy, you may not voluntarily communicate any adverse or derogatory information concerning or in any way relating to the Company, its directors, principals, officers or its employees to any persons, corporations or other entities by any means, including written, oral or electronic (including Internet postings and e-mails).

Please also be reminded of any post-employment obligations set forth in your Employment Agreement, which survive the termination of your employment and shall be deemed incorporated herein by this reference.

Sincerely,



/s/ Timothy A. Crown

Timothy A. Crown
Chief Executive Officer
Insight Enterprises, Inc.